Exhibit 66

Employment Agreement (“Agreement”)

Between

Sitel New Zealand, Limited

And

Steve Barker

(the "parties")

1.	DEFINITION

1.1	In this Agreement:

"Sitel" means Sitel New Zealand, Limited and its related bodies corporate globally.

2.	THE DUTIES, FUNCTIONS, AND RESPONSIBILITIES OF YOUR JOB

Position

2.1	You are employed as General Manager of Asia-Pacific. This is not a Sitel New Zealand position but a regional position responsible for the Asia Pacific Region.

2.2
Your duties, functions and responsibilities in this job are currently as set out in the Position Description for the role (attached). This Position Description may be altered and amended from time to time by Sitel to reflect changes and developments in Sitel's business. If so your duties, functions and responsibilities will be clarified with you from time to time by Sitel or its nominated representative. You may also be required to perform other duties, functions and responsibilities from time to time, so long as they are within the scope of your skills and capabilities.

3.	THE LOCATION OF YOUR EMPLOYMENT

3.1	Your Position is currently located in Auckland, New Zealand.

3.2	You will travel to (at Sitel's expense) and work at such other locations as Sitel may reasonably require from time to time.

4.	THE COMMENCEMENT AND DURATION OF YOUR EMPLOYMENT

4.1	This contract recognizes that your employment with Sitel New Zealand, Limited commenced in 1998 and will continue on an ongoing basis unless terminated in accordance with this Agreement.

5.	YOUR NORMAL (ORDINARY) HOURS OF WORK

5.1	You are employed on a full time basis. This means that your ordinary hours of work will be during normal business hours and at such other times as may reasonably be required.

6.	YOUR SALARY AND BENEFITS

Salary

6.1	Your base salary is as specified in the attached Remuneration Schedule.

Superannuation and Other Benefits

6.2	Your benefits are set out in the attached schedule.

Frequency and Method of Payment

6.3
You will be paid in accordance with Sitel’s usual payroll schedule. Payment will be by way of automatic payment to your nominated bank account. Sitel reserves the right to change the frequency and/or day of payment to accommodate payroll and bank processing requirements.

Deduction by Sitel

6.4	You agree in the event you owe Sitel any sum of money at the time you cease to be actively employed by Sitel, Sitel may deduct the sum owed by you from any compensation due to you.

6.5
In addition, you consent, under the Wages Protection Act 1983, to Sitel deducting from your wages or other amounts due to you at any time, any overpayments or unearned benefits, including, but not limited to, deduction for paid time off, or tuition reimbursement made to or advanced to you by Sitel.

7.	COMMISSIONS

7.1
You will not demand, claim or accept any fee, gratuity, commission or other benefit from anybody else other than Sitel in payment for anything concerned with your duties, functions, and responsibilities (except with the prior written consent of Sitel).

8.	RECEIVING AND TAKING LEAVE

Annual Leave

8.1
You will continue to be entitled to four weeks paid annual leave at the end of each year of your employment with Sitel (Payment for this leave will be calculated in accordance with the Holidays Act 2003 and any amendments to the Act).

8.2
Where possible annual leave should be taken by mutual agreement. Where mutual agreement cannot be reached, Sitel will determine when annual leave will be taken and give 14 days’ notice of the requirement to do so. You will be expected to use annual leave within twelve months of the date of entitlement.

8.3	You may by mutual agreement take an agreed portion of your annual leave holiday entitlement in advance. Only days that have actually accrued or have become entitled can be taken as paid leave.

Public or Statutory Holidays

8.4
Public Holidays will generally be observed on the days set out in the Holidays Act 2003, except that you and Sitel may agree that some other day or days will be observed as Public Holidays. Your entitlements regarding Public Holidays are as set out below:

a.
You are required to work on a Public Holiday - From time to time you may be required to work on a Public Holiday because it is a normal day of work. The Holidays Act 2003 requires that payment for any actual hours worked on a Public Holiday will be at a rate of time and a half of your relevant daily pay. In addition you will be entitled to an alternative holiday of 1 day paid at the relevant daily pay for the day on which the alternative holiday is taken.

b.
You are not required to work on a Public Holiday, but it is a normal day of work - When you are not required to work on a Public Holiday that would otherwise be a normal working day for you, you will be paid your relevant daily pay for that day.

c.
Alternative Holidays - Alternative Holidays will be taken at a mutually agreed time whenever possible. Where mutual agreement cannot be reached the alternative holiday will be taken in accordance with the Holidays Act 2003.

Sick Leave

8.5	Sitel provides sick leave in accordance with the Holidays Act 2003 and the terms and conditions set out in Sitel’s sick leave policy.

Bereavement Leave

8.6	You continue to be eligible for Bereavement Leave as determined by the Holidays Act 2003.

Other Leave

8.7
Sitel provides for a variety of other leave situations. In many cases some or all of this leave will be paid. In other cases you may be able to take leave without pay and/or annual leave. For further details, please refer to "Parachute"

9.	REDEPLOYMENT OR SECONDMENT

9.1	Sitel's business is always developing and changing in response to the needs of our customers and prospective customers. Flexibility in what we do, and who does it, is critical to our success.

9.2
Because of this, from time to time Sitel may redeploy or second you to another position within Sitel for which you have the appropriate qualifications, experience, and competencies (“assignment”). Any assignment will be on terms and conditions of employment which are generally similar or generally no less favorable than your current terms and conditions, or on terms and conditions mutually agreed by the parties.

9.3
An assignment made in accordance with this clause does not constitute a termination of your employment, and therefore you will not be entitled to any compensation as a result, other than normal expenses associated with any such redeployment or secondment in accordance with Sitel's policies and procedures.

10.	SUBSEQUENT POSITIONS AND CHANGED DUTIES, FUNCTIONS AND RESPONSIBILITIES

10.1
Unless otherwise agreed between Sitel and you, the terms and conditions of employment contained in this Agreement apply to you in any subsequent position you are appointed to as an employee of Sitel (or its related bodies corporate), or if your duties, functions and responsibilities are changed from time to time.

11.	GENERAL OBLIGATIONS

Other Business Activities

11.1
You will devote the whole of your working time to your employment by Sitel. For this reason, together with the need to protect Sitel's commercial interests, you will not engage in any other business activities without Sitel's prior written consent.

Health and Safety

11.2
You will comply with all of Sitel's health and safety policies and practice guidelines (as notified to you from time to time). You will report promptly to Sitel any accident, damage to equipment, or any actual or potential hazard. You will take all practicable steps to ensure your own safety at work, and the safety of others in the workplace.

Security Requirements and Procedures

11.3	You will comply with all security requirements and procedures notified to you by Sitel from time to time.

12.	Confidentiality, Non-Competition and Non-Solicitation

12.1	Sitel may provide you, from time to time, with confidential, proprietary, and trade secret information belonging to Sitel.

12.2	Acknowledgement. You acknowledge and agree that:

a.
in the course of performing your duties and responsibilities during your employment with Sitel, Sitel may give you access to and you may be entrusted with detailed confidential or proprietary information and trade secrets concerning Sitel and its current or future subsidiaries, affiliates or associates (the “Confidential Information”) the disclosure of any of which to competitors of Sitel or to the general public, or the use of the same by you outside your employment with Sitel, would be highly detrimental to the interests of Sitel and may result in irreparable injury to Sitel, which could not be adequately compensated by monetary damages;

b.
in the course of performing your duties and responsibilities hereunder, you will be a representative of Sitel and its subsidiaries to third parties, and, as such, you will have significant responsibility for maintaining and enhancing the goodwill of Sitel and such subsidiaries with such parties;

c.	as a representative of Sitel, you may owe fiduciary and other duties to Sitel, including a duty to act in the best interests of Sitel; and

d.
the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill and business advantage of Sitel and the right to the benefit of any relationships with third parties that have developed by virtue of your employment hereunder constitute proprietary rights of Sitel, which it is entitled to protect.

12.3
In acknowledgement of the matters described above and in consideration of Sitel providing you with access to the Confidential Information, the remuneration payable under this greement, and the other benefits to be received by you pursuant to this greement, you agree to comply with the covenants and restrictions set out in this greement.

a.
Confidential Information. You agree that during the term of this agreement and at all times after its termination you shall maintain the confidentiality of the Confidential Information and will not use any of the Confidential Information for your own purposes, or for any purpose other than those of Sitel until the date, if any, on which: (i) the relevant information becomes available to the public or is made available to you from a source that is not bound by an obligation of confidentiality to Sitel, its subsidiaries, affiliates or associates; or (ii) you are required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case you shall be entitled to disclose or make use of such information only to the extent you are so required).

b.
Non-Solicitation. You shall not, without the specific prior written consent of Sitel, during the term of this agreement and for a period of two (2) years after the termination of your employment by Sitel, either directly or indirectly, on your own behalf or on behalf of, or in partnership, jointly or in conjunction with, any other person, (i) solicit for employment, employ the services of or take any action to entice away or cause the termination of employment of, any person employed by or otherwise providing services to Sitel or its direct or indirect subsidiaries or affiliates on a full-time or part-time basis, or (ii) approach, solicit or accept business from any customer of Sitel or any of its direct or indirect subsidiaries or affiliates.

c.
Non-Competition. The purpose of this clause is to protect the Confidential Information and to protect Sitel from loss of goodwill and business advantage. For so long as you remain employed hereunder and for a period of one (1) year thereafter, you shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, shareholder or in any other capacity whatsoever, directly or indirectly carry on or be engaged in or concerned with or have any ownership or other interest in, or advise, lend money to, guarantee the debts or obligations of, or permit your name or any part thereof to be used or employed by or associated with, any Competitive Business; provided that nothing contained herein shall prevent you from owning not more than 1% of any publicly traded class of shares of any company or from acting in any capacity on behalf of the Company or any of its subsidiaries.

d.
“Competitive Business” means any business or enterprise providing or offering business process outsourcing services or products similar to those offered by Sitel including, but not limited to, inbound and outbound telephone, mail, and electronic based services; back office and item processing services; collections, insurance, or other financial services; risk management services; and customer interaction, maintenance, and marketing services in any geographical region in which Sitel conducts business.

e.	Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and other data (including financial and other information) pertaining to Sitel or its subsidiaries, affiliates or associates that may come into your possession or control shall at all times remain the property of Sitel. Upon termination of your employment hereunder for any reason, you agree to immediately deliver to Sitel all such property in your possession or directly or indirectly under your control. You agree not to make, for your personal or business use or that of any other party, reproductions or copies of any such property or other property of Sitel or its subsidiaries, affiliates or associates.

f.
Advice to Future Employers. For a period of two (2) years after the termination of your employment, if you, in the future, seek or are offered employment by another company, firm or person, you shall provide a copy of this Confidentiality, Non-Competition and Non-Solicitation clause to the prospective employer prior to accepting employment with that prospective employer, but only if the prospective employer is in a Competitive Business.

g.
Cooperation.    You agree to cooperate fully with Sitel, its attorneys and representatives, in any litigation or administrative proceeding which Sitel prosecutes or must defend in the future. You agree that you will not voluntarily cooperate with any person or entity pursuing any legal claim against Sitel and you will not voluntarily provide information to any person or entity pursuing or investigating any legal claim against Sitel unless subpoenaed or otherwise required by law to do so. You agree to provide Sitel timely notice of any such subpoena or requirement. Nothing in this paragraph or this agreement will alter in any way your duty to provide truthful testimony when subpoenaed or when otherwise required by law or when interviewed by regulatory agencies. Under this agreement you have an affirmative duty to cooperate with regulatory agencies when legally required to do so, and nothing in this agreement restricts your right to have private counsel. You agree that you will voluntarily cooperate with Sitel's defense of any claim brought against Sitel and about which you have knowledge as a result of your employment or performance of job duties while employed with Sitel, including but not limited to meeting with counsel representing Sitel in such defense and providing relevant and truthful information to such counsel without additional remuneration. You further agree to be reasonably available to respond to any questions relating to Sitel activities, transactions or compliance matters occurring during your employment. Such cooperation shall include, but not necessarily be limited to, making yourself available at reasonable times and locations to be interviewed by representatives of Sitel and to be a witness, either by deposition or at trial, in any such litigation.

h.
Reasonable and Necessary Restrictions. You acknowledge that the restrictions contained in this Confidentiality, Non-Competition and Non-Solicitation clause, in view of the nature of the business in which Sitel is engaged, are reasonable and necessary in order to protect: (i) the Confidential Information; (ii) Sitel from loss of goodwill and business advantage; and (iii) other legitimate business interests of Sitel. You further acknowledge that any violation of this Confidentiality, Non-Competition and Non-Solicitation clause will result in irreparable injury to Sitel. In the event of a breach or a threatened breach by you of this Confidentiality, Non-Competition and Non-Solicitation clause, Sitel is entitled to an injunction restraining you from the commission of the breach and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing in this Confidentiality, Non-Competition and Non-Solicitation clause may be construed as prohibiting Sitel from pursuing any other remedies available to it for such breach or threatened breach, including recovery of money damages.

i.
Construction. If any provision of this Agreement, including any provision of this Confidentiality, Non-Competition and Non-Solicitation clause, is invalid in part or in whole it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. The parties will execute all documents necessary to evidence such amendment.

j.
Consideration. The specific consideration for the covenants and agreements contained in the provisions of this clause are: (i) your employment with Sitel; (ii) Sitel’s grant of access to the Confidential Information; and (iii) the remuneration and benefits payable under this Agreement; any one of which in and of themselves is specifically recognized and agreed to by you to be adequate and sufficient consideration for the enforcement and validity of the provisions of this Confidentiality, Non-Competition and Non-Solicitation clause.

Developments/Improvements

12.4
All ideas, inventions, trademarks, works of authorship and other developments or improvements thereto, conceived by you, alone or with others, during the Term, whether or not during working hours, that are within the scope of Sitel’s business operations or that relate to any Sitel work or projects, are the exclusive property of Sitel. You agree to assist Sitel, at its expense, to obtain patents or copyrights on any such patentable or copyrightable ideas, inventions, works of authorship and other developments, and agree to execute all documents necessary to obtain such patents or copyrights in the name of Sitel.

Liability of Sitel

12.5
To the extent allowed by law Sitel will not be liable to you for any loss or damage to your property during this Agreement unless such damage is caused by Sitel's negligence. You will be solely responsible for arranging suitable insurance to cover the risk of property damage.

13.	ENDING THE EMPLOYMENT RELATIONSHIP

13.1
Both you and Sitel have made a significant commitment to the employment relationship, which this Agreement underpins. It is important that this relationship is not terminated lightly. For this reason, the following clauses carefully set out the circumstances in which our employment relationship can end.

Termination of Your Employment by You

13.2
Your employment may be terminated by you, at your option, by the giving of not less than two (2) months’ notice in writing. Sitel may at its sole discretion elect to make payment to you in lieu of all or part of such notice. You may give notice orally or in writing. If you give the notice orally, Sitel may request you to confirm this in writing.

13.3	If you do not give the required period of notice or if you are deemed to have abandoned your employment the Agreement will terminate at the end of your last day of work and you will be paid up to the date of termination only.

Termination of Your Employment by Sitel

13.4	Sitel may terminate your employment at its option. Examples of reasons why Sitel may terminate include (but are not limited to):

a.	Redundancy

b.	A restructuring situation

c.	Poor performance

d.	Misconduct

e.	Incapacity

13.5
In determining whether termination for misconduct is appropriate, Sitel may at its option suspend you on pay. You are referred to the "Parachute" for policies and guidelines concerning coaching and counselling for performance improvement, and for disciplinary processes and sanctions.

13.6
When Sitel terminates your employment it must do so by giving you not less than two (2) months’ notice in writing, unless otherwise provided for in this agreement. Sitel may at its sole discretion elect to make payment to you in lieu of all or part of such notice, or to require you to perform other (or no) duties during the notice period.

Termination Because of Redundancy

13.7
"Redundancy" means a situation where the employer terminates an employee's employment because the position being filled by the employee is (or will be) no longer required by the employer. Examples of how this may occur include (but are not limited to):

a.	A decline in the employer's requirements for the work carried out by the employee

b.	The closing down of the employer's business or part of the employer's business

c.	The reorganization or amalgamation of the employer's business

d.	A "bump" redundancy situation

e.	A retrenchment situation

13.8
Circumstances can change, and a redundancy situation may arise. When this happens, Sitel may terminate this Agreement by giving you not less than two (2) months’ written notice. Sitel may opt to pay you in lieu of all or part of this notice period.

13.9
If your employment is terminated by Sitel due to redundancy, you will receive (in addition to the notice set out above), ten (10) months' redundancy compensation at the base salary in effect at the time of termination payable over a ten (10) month period per Sitel’s payroll regular schedule. Beyond this compensation, you will receive nothing more unless otherwise required by law.

13.10
You are not entitled to redundancy compensation or notice in circumstances where you are offered suitable alternative employment, or a transfer of employment in a restructuring, on terms generally no less favourable overall than your current terms of employment.

Employee Protection in a Restructuring Situation

13.11	A redundancy may also arise through a restructuring of the employer's business. For the purposes of this clause, restructuring means a situation where Sitel enters into a contract or arrangement under which Sitel's business (or part of it) is undertaken by another person or Sitel's business (or part of it) is sold or transferred. It does not include the termination of a contract or arrangement under which Sitel carries out work for another party, a sale of shares or any arrangements or contracts entered into if Sitel is in receivership or liquidation.

13.12
You will be affected by a restructuring if you are, or will be, no longer required by Sitel to perform your work and the type of work that you do (or work that is substantially similar) is, or is to be, performed by employees of the new employer.

13.13	Negotiations with a new employer in relation to a restructuring will include discussion related to the following items:

a.	The affected employees and their positions. Affected employees give Sitel authority to release that information;

b.	Whether the negotiations are confidential or commercially sensitive;

c.	Taking into account confidentiality and commercial sensitivity, the information that will be given to affected employees and when that will occur;

d.	Whether affected employees will transfer to the new employer, and if so whether the transfer will be on the same terms and conditions of employment or on other terms and conditions of employment;

e.	Whether the new employer will have access to the affected employees and, if so, when that will occur; and

f.	Whether the affected employees will have access to the new employer and, if so, when that will occur.

13.14	If Sitel is able to negotiate a transfer of your employment you may choose whether or not to transfer to the new employer.

13.15
If you choose to transfer to the new employer no redundancy compensation is payable and you will not receive the notice period specified in clause 13.6. If the transfer of your employment is to include a transfer of your accrued benefits, or some of them, you agree that the employer may transfer any or all of your accrued entitlements to the new employer.

13.16
If Sitel is unable to negotiate a transfer or Sitel is able to negotiate a transfer but you choose not to transfer Sitel will consider whether there are any alternative positions available within the employer's business that may be suitable for your skills, experience, qualifications and attributes.

Abandonment of Employment

13.17	If you are absent from work for more than 3 working days without the agreement of Sitel, you will be deemed to have terminated your employment without notice.

Termination Without Notice Because of Serious Misconduct

13.18
Sitel may elect to terminate your employment without notice and with immediate effect (and without prejudice to any other action or remedy which may be available to Sitel) in the case of serious misconduct.

13.19	Examples of serious misconduct include (but are not limited to) where you:

a.	Have provided false or misleading information to Sitel concerning your employment under this agreement

b.	Commit any act of dishonesty whether relating to Sitel, the customers of Sitel or otherwise; or

c.	Engage in any conduct tending to bring Sitel or yourself into disrepute.

13.20	You are referred to the "Parachute" for the policy and guidelines on serious misconduct. “Parachute” as used herein means the Sitel employee handbook.

Termination Because of You Becoming Incapacitated

13.21
If you become prevented by ill health or accident from carrying out your normal duties, functions, and responsibilities to the required standards, Sitel may at its option require you to be examined by an independent medical practitioner(s). The medical practitioner(s) will be chosen and paid for by Sitel, and Sitel will receive copies of the findings from their examinations.

13.22
It is Sitel's intent to seek opportunities for rehabilitation of temporarily incapacitated staff wherever reasonably and practicably possible. Where such opportunities cannot be identified, or are deemed by Sitel (in its reasonable view) as being impractical, termination of employment may be the only practical alternative.

13.23	Sitel will consider the findings from the medical examination(s). If Sitel decides (in its reasonable view) that:

a.	You are unable to perform your normal duties, functions, and responsibilities to the required standards; and that

b.	Rehabilitation is not a practical or reasonable option; and that

c.
Your incapacity is likely to continue for more than 40 working days (including any days already incurred during which you were unable to perform your normal duties, functions, and responsibilities to the required standard as a result of your condition)

then Sitel may terminate your employment on notice or pay in lieu of notice.

13.24
If you are absent from work because of illness or accident for one or more periods totalling 40 working days in any twelve month period, Sitel may at its option terminate your Agreement on notice or pay in lieu of notice. The 40 working days period may be lessened if Sitel considers that, in view of its operational requirements and/or the nature of your position, a lesser period is reasonable.

Returning Items Belonging to Sitel When You Leave

13.25	When you complete your employment with Sitel (no matter what the reason) you will immediately return to Sitel:

a.	all documentation (including any copies you may have) about or related to Sitel and/or any of its customers and clients, and

b.	all property and any materials belonging to Sitel.

13.26
You consent, for the purposes of the Wages Protection Act 1983, to Sitel deducting any outstanding debts or monies owed to it as a result of any failure on your part to return company property, from your final pay (including holiday pay), on termination of employment.

14.	GENERAL

Resolving Disputes and Personal Grievances

14.1
If any personal grievance (as defined in the Employment Relations Act 2000) or dispute over the interpretation, application, or operation of this Agreement, arises between Sitel and you, the procedures set out in the Employment Relations Act 2000 will apply.

14.2	An employment relationship problem is any problem (including personal grievances and disputes) relating to or arising out of an employment relationship.

14.3
You must raise any employment relationship problem with the Employer in writing. You must raise any personal grievance with Sitel within 90 days. If the parties are unable to resolve your concerns, then either party may seek outside assistance.

14.4
The Department of Labour offers services for the resolution of employment relationship problems including mediation. If the employment relationship problem cannot be resolved by mediation, then either party may make an application to the Employment Relations Authority or Employment Court.

15.	Governing Law and Jurisdiction

15.1	This Agreement is governed by the laws of New Zealand, and Sitel and you submit to the nonexclusive jurisdiction of the New Zealand courts in respect of all matters relating to this Agreement.

16.	General

16.1
Notice. Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal delivery or facsimile transmission addressed to the recipient as follows:

a.	if to you:

Steve Barker
66 King George Street
Epsom

Auckland
New Zealand

b.	if to Sitel:

Sitel New Zealand Ltd

[Auckland

With a copy to the Global Chief Legal Officer
Sitel Operating Corporation
3102 West End Avenue
Suite 1000
Nashville, TN 37203]

or such other address or fax number as may be designated by notice by either party to the other. Any notice or other communication given by personal delivery or facsimile shall be conclusively deemed to have been given on the day of actual delivery or transmission thereof.

16.2
Modification, Amendment and Waiver. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. A waiver of any provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same provision, or a waiver of any other provision.

16.3
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior discussions, understandings and arrangements between the parties in respect thereof. For purposes of clarity, this Agreement replaces and supersedes, in its entirety, any prior employment agreement between you and Sitel.

16.4
No Assignment. This Agreement shall inure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of Sitel. This Agreement is personal to you and may not be assigned by you.

16.5
Severability. The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof and any such invalid or unenforceable provision or part thereof shall be deemed to be severable, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

16.6	Survival. The provisions of clauses 12 and 13 shall survive any termination of this Agreement.

16.7
Acknowledgement of Understanding. You acknowledge that you: (i) have had sufficient time to review and consider this Agreement thoroughly; (ii) have read and understand the terms of this Agreement and your obligations hereunder; (iii) have had the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement; and (iv) you have entered into this Agreement voluntarily and without any pressure.

16.8
Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (c) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not any particular Section or other provision hereof; (d) “including” means including without limiting the generality of the description preceding such term; (e) “or” is used in the inclusive sense; and (g)  the headings of Sections and Subsections in this Agreement are provided for convenience only and will not affect its construction or interpretation. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

16.9	Incorporation of Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Further Employment Information

16.10
During your employment with Sitel, you may wish to seek further information from outside the organization. The Employment Relations Info-line, which is a service offered by the Department of Labor, provides an excellent service and can be contacted on 0800 20 90 20 or at www.ers.dol.govt.nz

17.	ACCEPTANCE

Please signify your acceptance of these terms and conditions by signing the form of acceptance below.

I, STEVE BARKER, have been given the opportunity to consider this Agreement, and take independent advice about it, and understand and accept the terms and conditions of employment set out in this Agreement, l am pleased to confirm my acceptance of those terms and conditions:

Acceptance:	Employee
Name:	Steve Barker
Signature:
Date:	/s/ Steve Barker
2/20/2012
Acceptance:	Sitel New Zealand, Limited
Name:	Brendan Mengel
Signature:	/s/Brendan Mengel
Date:	2/20/2012

Schedule 1 – Remuneration

Position:	General Manager – APAC – (currently defined as Philippines, New Zealand, Australia, Singapore, India)
Reports to:	Bert Quintana, President and Chief Executive Officer

Annualized Base Salary:
$408,038 NZD annualized base pay payable per the Sitel New Zealand payroll system per the payroll schedule effective as of January 1, 2011. You will be paid via direct deposit to your NZ bank account with the required tax withholdings that are applicable to New Zealand.

Bonus:
Targeted at 100% of your annualize base salary as a participant in the Global Management Incentive Plan (Plan) pursuant to the Plan in effect at the time and which is in the unqualified discretion of both the Chief Executive Officer and the Board of Directors of SITEL Worldwide Corporation. Earned awards are paid annually as soon as administratively possible following the release of Sitel’s year end financial information. Performance goals will be provided to you in writing.

Benefits:
You and your dependents will be eligible to participate in the medical and other benefit plans offered to management associates in New Zealand, including any social security benefits or retirement plans in which you are normally eligible to participate.

Business Travel:	Business travel will be required, domestic and international, in accordance with business needs.